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Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 3 to the Registration Statement on Form S-3 and related Prospectus of Arena Pharmaceuticals, Inc. for the registration of 11,227,933 shares of its common stock to be filed on or about April 19, 2004 and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
April 19, 2004

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Consent of Ernst & Young LLP, Independent Auditors